EXHIBIT 21

NATIONAL HEALTH REALTY, INC.

SUBSIDIARY OF NATIONAL HEALTH REALTY, INC.

Subsidiary	State of Organization

NHR/OP, L.P.	Delaware

NHR/Delaware, Inc.	Delaware